Filed Pursuant to Rule 424(b)(3)

                                                          File Number 333-122097

                           PROSPECTUS SUPPLEMENT NO. 6

               PROSPECTUS SUPPLEMENT NO. 6 DATED NOVEMBER 3, 2005
      TO PROSPECTUS DECLARED EFFECTIVE ON MAY 13, 2005, AS SUPPLEMENTED BY
                PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 27, 2005,
               PROSPECTUS SUPPLEMENT NO. 2 DATED AUGUST 11, 2005,
               PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 17, 2005,
            PROSPECTUS SUPPLEMENT NO. 4 DATED SEPTEMBER 22, 2005 AND
               PROSPECTUS SUPPLEMENT NO. 5 DATED OCTOBER 22, 2005
                          (REGISTRATION NO. 333-122097)

                                HEMOBIOTECH, INC.

This Prospectus Supplement No. 6 supplements our Prospectus dated May 13, 2005, as supplemented by Prospectus Supplement No. 1 dated June 27, 2005, Prospectus Supplement No. 2 dated August 11, 2005, Prospectus Supplement No. 3 dated August 17, 2005, Prospectus Supplement No. 4 dated September 22, 2005 and Prospectus Supplement No. 5 dated October 22, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants and options referred to in the Prospectus. You should read this Prospectus Supplement No. 6 together with the Prospectus and Prospectus Supplements Nos. 1, 2, 3, 4 and 5 thereto.

       This Prospectus Supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

       o The attached Current Report on Form 8-K/A of Hemobiotech, Inc. dated October 27, 2005.

       Our common stock has been approved for quotation on the Over-the-Counter Bulletin Board under the symbol "HMBT".

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 3, 2005.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A
                                (AMENDMENT NO. 1)

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): OCTOBER 27, 2005
                                                         ----------------

                                HEMOBIOTECH, INC.
                                -----------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                                    --------
                 (State or Other Jurisdiction of Incorporation)

        000-51334                                        33-0995817
        ---------                                        ----------
(Commission File Number)                       (IRS Employer Identification No.)

                        14221 DALLAS PARKWAY, SUITE 1500
                               DALLAS, TEXAS 75254
                               -------------------
                    (Address of Principal Executive Offices)

                                 (214 540-8411)
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

         This  amendment  on Form 8-K/A  (this  "Amendment")  amends the Current
Report on Form 8-K, dated October 27, 2005, filed by Hemobiotech, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on November 2, 2005, to revise the information concerning the total aggregate principal amount of the Company's 10% convertible unsecured promissory notes (the "Notes"), and accrued interest thereon, that has been converted into shares of the Company's common stock and the total aggregate principal amount of Notes for which the maturity date has been extended.

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         Effective October 27, 2005, the Company amended the terms of $526,250 aggregate principal amount of Notes in response to the unsolicited offer of the holders of such Notes to permit the holders to convert, prior to the close of business on October 27, 2005, all outstanding principal amount and accrued but unpaid interest thereon into shares of Company common stock, at a conversion price of $1.06 per share. On October 27, 2005, the holders converted $526,250 aggregate principal amount of Notes and an aggregate of approximately $12,000 of accrued but unpaid interest thereon into an aggregate of 507,783 shares of Company common stock. The Company filed a registration statement with the SEC covering the resale of such shares of common stock, which was declared effective by the SEC on May 13, 2005.

         Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006.

ITEM 8.01.    OTHER EVENTS.

         Under the terms of the Notes, the maturity date of the Notes was October 27, 2005. As of October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and $97,159 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of the Company's common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. As of October 27, 2005, $710,000 aggregate principal amount of Notes remained outstanding. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, the Company will repay the outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $98,500 of accrued interest thereon, to holders of Notes that have not converted their Notes into shares of Company common stock on or prior to October 27, 2005 and have not agreed to extend the maturity date of the Notes to April 27, 2006.

         In accordance with General Instruction B.2 of Form 8-K, the information in this Item 8.01 of this Current Report on Form 8-K shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           HEMOBIOTECH, INC.


                                           BY: /s/ MARK ROSENBLUM
                                           ----------------------
                                           Mark Rosenblum

                                           Chief Financial Officer and Secretary

         Dated: November 3, 2005